EXHIBIT 10.67 – MATERIAL CONTRACT

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of June 18, 2012 (the “Effective Date”) by and between Proteonomix Inc, Inc., a Delaware corporation, with its principal office at 145 Highview Terrace, Hawthorne, NJ 07506 ( “PROTEONOMIX”); and Ian McNiece having an address  821 Majorca Ave, Coral Gables, FL 33134 (“Licensor”).

RECITALS

WHEREAS, Licensor is the owner of certain Technology (as defined below) as described below;

WHEREAS, PROTEONOMIX is engaged in research and development of stem cells, cord blood banking and expansion laboratory services and interested in developing and commercializing the Technology; and

WHEREAS, Licensor wishes to grant PROTEONOMIX and PROTEONOMIX desires to obtain a sole and  exclusive, worldwide license  for the entire Technology on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.

DEFINITIONS

The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

1.1

 “Affiliate” shall mean, as to any person or entity, which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity.  For purposes of this definition, “control” shall mean the ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1.2

“ANDA” shall mean an Abbreviated New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction, required before Commercial Sale of a drug product.

1.3

“Confidential Information” shall have the meaning in Section 7

1.4

 “Disclosing Party” shall have the meaning provided in Section .

1.5

“Disputes” shall have the meaning provided in Section .

1.6

 “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.7

“First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale on a commercial basis in an arm's length transaction for end use of such Licensed Product in a country after the governing health regulatory authority of such country has granted regulatory approval of such Licensed Product, to the extent such regulatory approval is required in such country.  Licensed Product distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale.

1.8

“Indemnifying Party” shall have the meaning provided in Section (c).

1.9

"Licensed  Product" means a product that directly results from the Technology and is covered by a Valid Claim of a Patent

1.10

 “Licensor Indemnitee” shall have the meaning provided in Section (a).

1.11

“Licensor Improvements” shall mean any new invention, technique, process, materials, cell type, marker, expansion methods, application, formulation or chemical derivatization that is relevant to the Technology developed by LICENSOR.

1.12

 “Losses” shall have the meaning provided in Section (a).

1.13

“NDA” shall mean a New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction.

1.14     “Net Sales” shall mean the  amount actually received by PROTEONOMIX and its Affiliates, less the following customary and reasonable items, actually allowed or granted for such Licensed Product (if not previously deducted from the amount invoiced):

(a)

discounts, credits, retroactive price reductions, rebates, refunds, charge backs, allowances and adjustments, including Medicaid, and managed care and similar types of rebates, rejections, market withdrawals, recalls and returns, and administrative fees charged by hospital buying groups and managed care organizations;

(b)

trade, quantity and cash discounts and rebates actually allowed or given;

(c)

 sales, excise, turnover, value-added, and similar taxes assessed on the sale of the Product, and import and customs duties;

(d)

shipping and insurance charges, postage, and freight out; and

(e)

government imposed rebates or discounts.

Sales of Licensed Product by and between PROTEONOMIX and its Affiliates and sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes.  Sales of Product for use in conducting clinical trials of Licensed Product in a country in order to obtain the regulatory approval of Licensed  Product in such country shall be excluded from Net Sales calculations for all purposes.  Net Sales shall be determined in a manner consistent for all products sold by or on behalf of PROTEONOMIX and in accordance with applicable U.S. generally accepted accounting principles.

0.2

"PROTEONOMIX Indemnitee” shall have the meaning provided in Section (b).

 1.16

"Patents” shall mean the patents and patent applications, filed during the Term in accordance with Section ;  or including or claiming in whole or in part  the Technology; and  (a) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (b) provisionals, substitutions, divisionals, reexaminations, reissues, renewals, design patents, copyrights, extensions, term restorations, continuations, continuations-in-part, substitute applications and inventors’ certificates, arising from, or based upon, any of such patents or patent applications or claiming priority of the patent applications of  a); and (c) patents issuing from any such patent applications; and c) any applications filed in a foreign jurisdiction based on  (a)-(c).

0.3

"Phase I Clinical Trial” shall mean a human clinical trial in any country to conducted by PROTEONOMIX  or its Affiliate initially evaluate the safety of Licensed Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

0.4

“Phase II Clinical Trial” shall mean a human clinical trial in any country to conducted by PROTEONOMIX  or its Affiliate initially evaluate the effectiveness of Licensed Product in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

0.5

“Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country conducted by PROTEONOMIX  or its Affiliate the results of which could be used to establish safety and efficacy of the Licensed Product as a basis for approval of an NDA for such Licensed Product or Additional Product or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

0.6

“Receiving Party” shall have the meaning provided in Section .

0.7

“Regulatory Approval” shall mean approval of an NDA and satisfaction of any related applicable regulatory registration and notification requirements (if any).

0.8

“Royalty Term” shall mean, with respect to each country in which Licensed Product is sold, on a product-by-product basis, that time period beginning on the First Commercial Sale of such Licensed Product covered by a Valid Claim in such country and expiring, on a country-by-country basis, the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim.

0.9

“Sublicense Fee” shall mean any cash and fees received by PROTEONOMIX or its Affiliates from a Sublicensee less taxes, duties or other governmental tariffs for rights to the Licensed Patents  covering the Licensed Product.  Notwithstanding the foregoing, the term “Sublicense Fee” shall not include any monies (or equivalent value) received by PROTEONOMIX or its Affiliates from a Sublicensee which is a payment in the form of: (a) royalties on  sales to Third Parties, (b) milestone payments linked to attainment of research, development, clinical goals, and (c) support, at fair market value, of PROTEONOMIX’ or its Affiliates’ research  development or clinical programs; and (d) equity financing or financing.

0.10

“Sublicensee” shall mean any Third Party to which PROTEONOMIX or its Affiliate has granted rights in the to the Licensed Patents covering the Licensed Product pursuant to the terms of this Agreement.

0.11

 “Technology” shall mean all information, data, assays, compositions, materials, Patents,  methods, know-how, processes, protocols, reports, techniques, and technology relating to  Ex Vivo Expansion of  Blood Cells and as further described in Appendix B and  including, but not limited to,  regulatory applications and filing, licenses, conceptions, data, information, processes, materials, documents, inventions, practices, processes, methods, knowledge, know-how, compounds, compositions of matter, assays and biological materials related thereto, and including the Licensor Improvements.

0.12

 “Term” shall have the meaning provided in Section .

0.13

“Third Party” shall mean any entity other than LICENSOR or PROTEONOMIX or an Affiliate of LICENSOR or PROTEONOMIX.

0.14

“U.S.” shall mean the United States.

0.15

“Valid Claim” shall mean a claim of an issued patent included within the Licensed Patents, which claim has not lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 1 LICENSE;

1.1

License Grant.  Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to PROTEONOMIX and its Affiliates during the Term an exclusive, worldwide, royalty bearing license, with the right to grant sublicenses through multiple tiers of sublicenses, in and to, the Technology, Licensed Products, Licensed  Improvements, and Patents; and to develop, distribute, market, make, have made, use, have used, sell, have sold, offer for sale, and import Licensed Products.

1.2

Sublicenses.  In the event that PROTEONOMIX sublicenses any of its rights hereunder to a Sublicensee pursuant to Section , such sublicense shall include terms and conditions consistent with the terms and conditions of the license granted under this Agreement.  Sublicenses, if any, granted hereunder, will be to Third Parties in an arm's length transaction under written agreements, copies of which will be provided to LICENSOR.

1.3

Disclosure of Technology.  LICENSOR will supply PROTEONOMIX, as promptly as practicable after the Effective Date, and in any event within thirty (30) days of the Effective Date, with the Technology that will enable PROTEONOMIX to independently develop and manufacture the Licensed Products and obtain Regulatory Approvals.  The parties agree to work in good faith to complete the provision of Technology to PROTEONOMIX within the time period set forth above.  In addition, during such period, LICENSOR will grant PROTEONOMIX access, during normal business hours, to appropriate LICENSOR personnel for reasonable consultation related to the Licensed Technology in accordance with LICENSOR’s regulations.

2.4 Disclosure of Licensed Improvements. During the term of this Agreement, LICENSOR will supply PROTEONOMIX, as promptly as practicable after any development, production or reduction into practice of any Licensed Improvement, with any such Licensed Improvement. In addition, LICENSOR will grant PROTEONOMIX access, during normal business hours, to appropriate LICENSOR personnel for reasonable consultation related to the Licensed Improvements in accordance with LICENSOR’s regulations.

ARTICLE 2 CONSIDERATION

2.1

Common Stock of PROTEONOMIX.  PROTEONOMIX will issue to Licensor such number of Common Stock of PROTEONOMIX at such terms and conditions as are set forth acknowledges the grant of Common Stock of PROTEONOMIX under a Stock Purchase Agreement and a Stockholders Agreement and attached to this Agreement as Schedule 1.

1.

3.2

Milestone Payments.

(a)

PROTEONOMIX will pay LICENSOR the amounts set forth below upon the first occurrence of each of the milestone events set forth below, each such payment to be made within thirty (30) days after achievement of such milestone event.

(1) License fee (due upon execution of this agreement)	$75,000
(2) Agreement with a third party related to this technology	$250,000 50,000 PROTEONOMIX shares
(3) Successful patent issuance	$50,000
(4) Isolation of the active factor responsible for tumor inhibition	$50,000
(5) Initiation of the Phase I Clinical Trials of the Licensed Product for use in………	$100,000
(6) Grant by of marketing approval of the Licensed Product in the US (FDA) or Europe	$500,000

(b)

Royalties.  Upon the First Commercial Sale of Licensed Product, PROTEONOMIX shall pay to LICENSOR a royalty of three percent (3%) of Net Sales of a Licensed Product during the Royalty Term.

2.2

Sublicense Fee.  PROTEONOMIX or its Affiliates shall pay to LICENSOR an amount equal to three percent (3%) of the  Sublicense Fee received from any Sublicensee.

2.3

Calculation and Payment of Royalties and Percentage of Sublicense Fees.

(a)

Notwithstanding anything in this Agreement to the contrary, during the Royalty Term for a given country, the applicable royalty payable on Net Sales of Licensed Products in such country shall be one hundred percent (100%) of the royalty rate payable under Section  for so long as there is a Valid Claim covering such Licensed Product in such country. PROTEONOMIX shall pay only one royalty hereunder on Net Sales attributable to each Licensed Product whether or not it is covered by more than one Valid Claim of the Licensed Patents and whether or not it infringes the Licensed Patents in more than one country.  By way of example, and without any limitation, only one royalty payment would be applicable to a Licensed Product manufactured in a country where a Valid Claim of the Licensed Patents exists and sold in different country where a Valid Claim of the Licensed Patents exists.

(b)

Payments pursuant to Sections  and  and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter.  All payments due to LICENSOR pursuant to Sections  and  shall be paid within sixty (60) days of the end of each calendar quarter, unless otherwise specifically provided herein.  Each such payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, the number of Licensed Products sold, the gross sales and Net Sales of Licensed Products, the Sublicense Fees received from Sublicensees, the applicable royalty payable under Section  and , in U.S. dollars, the method used to calculate such royalty and the exchange rates used, as applicable.  Payments to LICENSOR with respect to the Sublicense Fee will be paid within thirty (30) days of receipt of payments from Sublicensee.

2.4

Tax Withholding.  Any tax required to be withheld by PROTEONOMIX or any Affiliate or Sublicensee under the laws of any foreign country for the account of LICENSOR under this Article 3 shall be deducted from the applicable payment to LICENSOR and promptly paid by PROTEONOMIX or said Affiliate or Sublicensee for and on behalf of LICENSOR to the appropriate governmental authority (provided that, if PROTEONOMIX  assigns its obligations under this Agreement to a non-U.S. Affiliate, the amount of any withholding taxes deducted from payments by such Affiliate to LICENSOR shall not exceed the amount of any withholding taxes that would have been deducted by PROTEONOMIX had PROTEONOMIX made such payment to LICENSOR), and PROTEONOMIX or the Affiliate shall furnish LICENSOR with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable LICENSOR to support a claim for income tax credit in respect of any sum so withheld.

2.5

Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in U.S. dollars.  For payments made on sales of Licensed Product, with respect to each quarter, for countries other than the U.S., whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at a rate of exchange equal to the rate of exchange for the currency of the country from which payments are payable as published in The Wall Street Journal, Western Edition, on the last business day of the calendar quarter for which a payment is due.  All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by LICENSOR, unless otherwise specified in writing by LICENSOR.

2.6

Prohibited Payments. Notwithstanding any other provision of this Agreement, if PROTEONOMIX is prevented from making any such payment by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to LICENSOR’s account in a bank acceptable to LICENSOR in the country whose currency is involved.

2.7

Records; Audits.  PROTEONOMIX shall keep complete and accurate records pertaining to the sale of Licensed Product and payment of Sublicense Fees in sufficient detail to permit LICENSOR to confirm the accuracy of payments due hereunder.  Upon written request to PROTEONOMIX by LICENSOR and no more than once in any calendar year, LICENSOR shall have the right to cause an independent, certified public accountant reasonably acceptable to PROTEONOMIX to audit such records to confirm Net Sales and royalty payments and payments with respect to Sublicense Fees for any calendar year ending not more than three (3) years prior to the date LICENSOR requests such audit.  LICENSOR agrees to treat, and to cause such accountant to treat, all such information as confidential and not to use or disclose any such information for any purpose except to determine compliance with this Agreement.  For the avoidance of doubt, PROTEONOMIX shall not be obligated to provide LICENSOR or such accountant with access to any records or information other than that which is necessary to confirm Net Sales, royalty payments or payments with respect to Sublicense Fees payable under this Agreement.  Such audits may be exercised during normal business hours upon reasonable prior written notice to PROTEONOMIX.  If any audit or examination shall reveal a deficiency of any payment due, PROTEONOMIX shall make payment to LICENSOR of such deficiency.  Payment shall be made within ten (10) days following announcement of the results of the audit to PROTEONOMIX and LICENSOR.  The parties shall promptly make any adjustments necessary to reflect the results of such audit.  LICENSOR shall bear the full cost of such audit unless such audit discloses a shortfall by more than ten percent (10%) from the actual amount of any payment due under this Agreement, in which case, PROTEONOMIX shall bear the full cost of such audit.

ARTICLE 3 INTELLECTUAL PROPERTY

3.1

Prosecution and Maintenance of Licensed Patents.  PROTEONOMIX shall control, prosecute and maintain all Patents included in the Licensed Patents.  PROTEONOMIX shall provide LICENSOR with an opportunity to review and discuss with PROTEONOMIX prosecution strategy and to consult with PROTEONOMIX on the content of patent filings with respect to Licensed Patents.  PROTEONOMIX shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such Licensed Patents by PROTEONOMIX.  PROTEONOMIX undertakes to notify LICENSOR in writing in a timely manner if it does not desire to support the continued prosecution or appeals or maintenance of any of the Patents included in the Licensed Patents.  In the event PROTEONOMIX declines to maintain of any Patents included in the Licensed Patents, LICENSOR may, at its own expense, continue to prosecute or maintain such Licensed Patent, in which case PROTEONOMIX’ license hereunder with respect to such Patent shall be terminated forthwith and all rights with respect thereto shall revert to LICENSOR.

3.2

Enforcement of Licensed Patents.  Each party shall promptly notify the other in writing of any alleged or threatened infringement or misappropriation of any Patent included in the Licensed Patents of which such party becomes aware.

(a)

With respect to any infringement or misappropriation of any Patent included in the Licensed Patents, PROTEONOMIX shall have the sole and exclusive first right, but not the obligation, to direct, bring and control any action or proceeding in its own name, with respect to such infringement at its own expense and by counsel of its own choice, and LICENSOR shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If PROTEONOMIX fails to bring such an action or proceeding

(b)

In the event PROTEONOMIX brings an action in accordance with this Section , LICENSOR shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney.  Neither party shall have the right to settle any patent infringement or misappropriation litigation under this Section  in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld).  Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of PROTEONOMIX, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement.

(c ) During the pendency of any such proceeding or any appeal thereof, any payment hereunder to LICENSOR  shall be paid by PROTEONOMIX into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favourable final resolution of such proceeding or any appeal thereof retaining the full rights, PROTEONOMIX shall resume paying PROTEONOMIX the full royalties, and all funds in such escrow account shall be paid to LICENSOR. Upon an unfavourable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to LICENSOR.

3.3

Third Party Infringement Claims.  Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe or misappropriate the intellectual property rights of such Third Party.  PROTEONOMIX shall have the sole and exclusive right to control, direct or defend in its own name any defense, action, appeal of any such claim, action, proceeding at its own expense and by counsel of its own choice.  If PROTEONOMIX fails to defend any such claim, and the failure to so defend would have an adverse effect on any Patent within the Licensed Patents, then LICENSOR shall have the right to assume the defense against such claim at its own expense and by counsel of its own choice.  Neither party shall have the right to settle any patent infringement or misappropriation litigation under this Section 4.4 relating to the Patents in a manner that diminishes the rights or interests of the other party without the consent of such other party (which shall not be unreasonably withheld).  During the pendency of any such proceeding or any appeal thereof, any payment hereunder to LICENSOR shall be paid by PROTEONOMIX into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favourable final resolution of such proceeding or any appeal thereof retaining the full rights, PROTEONOMIX shall resume paying PROTEONOMIX the full royalties, and all funds in such escrow account shall be paid to LICENSOR. Upon an unfavourable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to LICENSOR.

3.4

Cooperation of the Parties.  Each party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Licensed Product being developed or commercialized by PROTEONOMIX or Sublicensees. Such cooperation includes, but is not limited to, promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any Patents.

ARTICLE 4 CONFIDENTIALITY

4.1

Confidentiality.  The parties agree that, during the Term, and for a period of five (5) years thereafter, each party (the “Receiving Party”) will maintain in confidence, and will not use, all Confidential Information disclosed to it by the other party (the “Disclosing Party”) under this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties.  The parties agree that the financial terms of the Agreement will be considered Confidential Information of both parties.  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but at least reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

4.2

Exceptions.  The obligations of confidentiality contained in Section  will not apply to the extent that it can be established by the Receiving Party by competent written evidence that such Confidential Information:

(a)

was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)

was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)

was independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

(e)

was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

4.3

Authorized Disclosure.  The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

(a)

filing, prosecuting or maintaining the Licensed Patents in accordance with this Agreement;

(b)

practicing the licenses granted hereunder or preparing and submitting regulatory filings with respect to Licensed Products;

(c)

prosecuting or defending litigation or complying with applicable court orders or governmental laws, rules or regulations including, but not limited to, disclosures required by the FDA or the Securities and Exchange Commission; or

(d)

disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties who have a need to know such information for purposes of this Agreement or in connection with due diligence or similar investigations, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent or Third Party is subject to obligations of confidentiality and non-use comparable to those set forth in this Section .

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section , it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law and on any disclosure to Third Parties.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1

Representations and Warranties of LICENSOR.  LICENSOR represents and warrants to PROTEONOMIX that:

(a)

LICENSOR has as of the Effective Date, and will have during the Term, sufficient rights and power to grant the licenses to PROTEONOMIX  which it purports to grant herein free and clear of any and all liens and any requirements of charges, fees, rights, conditions or restrictions of any kind and, as of the Effective Date;

(b)

 has not and will not grant; license, convey, assign, and/or transfer to any Third Party any rights to Technology (as defined in Exhibit B), inconsistent with the licenses and other rights granted hereunder;

(c)

is the sole owner, and has the entire  right, title and interest in the Technology;.

(d)

there are, as of the Effective Date, and during the Term shall be, no outstanding liens, encumbrances, agreements or understandings of any kind, requirements of charges, fees, rights, conditions or restrictions of any kind, either written, oral or implied, regarding  the Technology to which LICENSOR or its Affiliates is a party or which are binding upon LICENSOR its Affiliates which are inconsistent or in conflict with any provision of this Agreement;

(e)

as of the Effective Date, LICENSOR or its Affiliates has received no written claim or accusation that the practice of the Licensed Products or the manufacture, use or sale of Licensed Products infringes or may infringe any Third Party patent; and thus it should not matter but should be in the master agreement as of the Effective Date, LICENSOR or its Affiliates has not received a written notification of any interference proceeding, opposition proceeding, cancellation proceeding or other protest proceeding relating to the Licensed Patents being instituted against LICENSOR or its Affiliates.

5.2

Mutual Representations and Warranties.  Each party hereby represents and warrants to the other party that:

(a)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

(b)

this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

(c)

the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.3

Disclaimer.  Except as expressly set forth herein, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 6 TERM AND TERMINATION

6.1

Term.  The term of this Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the expiration of the last Royalty Term (the “Term”).  Upon expiration of the Royalty Term in a given jurisdiction, PROTEONOMIX shall continue to have a license on the terms described in Section , except that such license shall be fully paid, perpetual, irrevocable and nonexclusive.

6.2

Termination by PROTEONOMIX.  PROTEONOMIX shall have the right to terminate this Agreement for any reason or for no reason upon one hundred and twenty (120) days’ written notice to LICENSOR.  Any payment under Section  made after the date PROTEONOMIX notifies LICENSOR of termination under this Section  shall be the pro rata amount due for the period prior to the effective date of such termination.

6.3

Termination for Cause.  Each party shall have the right to terminate this Agreement upon thirty (30) days’ written notice to the other upon the occurrence of any of the following:

(a)

Upon or after bankruptcy, insolvency, dissolution or winding up or assignment for the benefit of creditors of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation) or a petition is filed for any of the foregoing and is not removed within ninety (90) days; or

(b)

Upon or after the breach of any material provision of this Agreement by the other party, including, with respect to PROTEONOMIX if the breaching party has not cured such breach within the thirty (30) day period following written notice of termination by the non-breaching party.

Notwithstanding anything in this Section  to the contrary, to the extent PROTEONOMIX reasonably and in good faith disagrees with any assertion by LICENSOR that there has been a material breach or material default of this Agreement by PROTEONOMIX, and PROTEONOMIX provides written notice to LICENSOR of its disagreement and the basis for its belief within fifteen (15) days after PROTEONOMIX receives notice from LICENSOR of a breach under this Section , this Agreement will remain in effect and any termination of this Agreement under Section  will be suspended pending resolution of such disagreement between the parties.  The parties will attempt to resolve such disagreement as expeditiously as possible and PROTEONOMIX will continue to comply with the provisions of this Agreement, including the payment provisions, to the extent that they are not the subject of the disagreement between the parties.

6.4

Effect of Termination; Surviving Obligations.

(a)

Upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except as set forth in this Section .

(b)

Upon termination of this Agreement by PROTEONOMIX pursuant to Section  (where PROTEONOMIX has not committed a breach of this Agreement permitting termination by LICENSOR under Section ) all rights to the Licensed Technology and the Licensed Patents shall revert to LICENSOR.

(c)

In the event that the license granted to PROTEONOMIX under Section  is terminated in accordance with this Section , any existing sublicenses granted by PROTEONOMIX shall remain in effect and shall be automatically assigned by PROTEONOMIX to LICENSOR so that such sublicenses shall become direct licenses between LICENSOR and the applicable Sublicensees on the terms set forth herein.

(d)

Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.  Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the parties under Sections , , ,  and  shall survive expiration or termination of this Agreement.

6.5

Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by either party to the other party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The parties agree that the party not subject to bankruptcy proceedings, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against any party under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the party not subject to bankruptcy proceedings, unless the other party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of either party upon written request therefor by the other party.

6.6

Remedies.  In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

ARTICLE 7 INDEMNIFICATION; DISPUTE RESOLUTION

7.1

Indemnification.

(a)

PROTEONOMIX hereby agrees to save, defend, indemnify and hold harmless LICENSOR, its directors, officers, employees, agents and Affiliates (and its directors, officers, employees and agents) (each, a “LICENSOR Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys’ fees (“Losses”), to which a LICENSOR Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of (a) the practice by PROTEONOMIX of the license granted under Section , or (b) the development, manufacture, handling, storage, sale or other disposition of any Licensed Product by PROTEONOMIX and its Affiliates and Sublicensees, except to the extent such Losses result from the negligence or willful misconduct of any LICENSOR Indemnitee.

(b)

LICENSOR hereby agrees to save, defend, indemnify and hold harmless PROTEONOMIX, its directors, officers, employees and agents, its Affiliates (and its directors, officers, employees and agents) and its Sublicensees (and its directors, officers, employees and agents) (each, a “PROTEONOMIX Indemnitee”) from and against any and all Losses to which a PROTEONOMIX Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the breach by LICENSOR of any of its representations, warranties or obligations hereunder, except to the extent such Losses result from the neglifence or willful misconduct of any PROTEONOMIX Indemnitee.

(c)

In the event a party seeks indemnification under Section (a) or  (b), it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

7.2

Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL PROTEONOMIX’S LIABILITY HEREIN SHALL EXCEED IN THE AGGREGATE THE AMOUNTS ACTUALLY PAID TO LICENSOR UNDER THS AGREEMENT.

7.3

Dispute Resolution.  All disputes arising out of or related to this Agreement, including disputes that may involve the parent companies, subsidiaries and Affiliates of any party performing hereunder (“Disputes”), shall be resolved in accordance with this Section .

(a)

Any Dispute shall be settled by binding arbitration under the then existing  Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules immediately upon the request of either party, his decision to be final and binding on the parties.  The arbitration shall be conducted in Newark, New Jersey, USA.  The arbitral tribunal shall exert its best efforts to conduct the proceedings so as to issue an award within nine months of the appointment of the arbitrator.

(b)

The merits of any Dispute shall be decided in accordance with the law governing this Agreement, without application of any principle of conflict of laws.  Each party expressly waives any right it may have to a trial by jury of any Dispute, and also expressly waives any right it may have to seek or to be awarded special or punitive damages on account of any matter that is the subject of a Dispute.  Nothing herein shall limit or restrict a party’s ability to seek injunctive or other equitable relief in the event of a breach or anticipated breach of Section .

(c)

The arbitral tribunal may grant any relief appropriate under the applicable law, but may not include any penalty or element of punitive or exemplary damages. The arbitral tribunal may award the costs and expenses of the arbitration. Any party may seek emergency, interim or provisional relief prior to the appointment of an arbitrator from any court of competent jurisdiction, without prejudice to the agreement to arbitrate herein contained. After appointment of an arbitrator, any request for such relief shall be addressed to the arbitrator, who shall have the power to enter an interim award granting any emergency, interim or provisional relief to which a party may be entitled under applicable law.

(d)

Any award of money shall be in U.S. dollars. The award of the tribunal may be entered and enforced in any court of competent jurisdiction. A court called upon to enforce such an award may require a party resisting enforcement to pay the reasonable attorney fees and costs of the party seeking enforcement.

(e)

Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

(f)

Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies, such as attachment, preliminary injunction or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.  This Section  shall not apply to any dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

ARTICLE 8 MISCELLANEOUS PROVISIONS

8.1

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, excluding its conflicts of laws principles.

8.2

Entire Agreement; Modification.  This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.  No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement.  This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

8.3

Relationship Between the Parties.  The parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the parties.  Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

8.4

Non-Waiver.  The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

8.5

Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to an Affiliate or Third Party, whether by merger, sale of stock, sale of assets or otherwise.  In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement), which are not specific to Licensed Compound or Licensed Product, shall not be included in the technology licensed hereunder.  The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement shall be void.

8.6

No Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

8.7

Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

8.8

Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other.  Notice shall be deemed sufficiently given for all purposes upon the earlier of:  (a) the date of actual receipt; (b) if mailed, five (5) business days after the date of postmark; or (c) if delivered by overnight courier with guaranteed next day delivery, the next business day the overnight courier regularly makes deliveries.

If to PROTEONOMIX, notices must be addressed to:

PROTEONOMIX Inc

Attention:  Chief Executive Officer

Telephone: (855) 467-7682

Facsimile: (973) 933-4961

With copies to:

Roger L. Fidler

Telephone: (973) 949-4193

Facsimile: (973) 949-4196

If to LICENSOR, notices must be addressed to:

Ian McNiece

 821 Majorca Avenue

Coral Gables, Florida  33134

Telephone: 305-448-2771

Facsimile: 305-448-2771

8.9

Force Majeure.  Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement other than failure to pay when due by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, terrorism, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event beyond reasonable control of the parties similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur.  Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) calendar days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any party be required to prevent or settle any labor disturbance or dispute.

8.10

Legal Fees.  If any party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator’s fees which that party may incur as a result.

8.11

Headings.  The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

8.12

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

2.

IN WITNESS WHEREOF, the parties hereto have duly executed this EXCLUSIVE LICENSE AGREEMENT, including the Exhibit attached hereto and incorporated herein by reference.

PROTEONOMIX, Inc

Ian McNiece

By:

/s/ Michael Cohen

/s/ Ian McNiece

Name:

Michael Cohen

Title:

CEO

EXHIBIT A

Licensed Patents

None

Exhibit B – Licensed Technology

PRIMARY HUMAN CELLS THAT SECRETE FACTORS INHIBITING TUMOR CELL PROLIFERATION

Recent experiments have led to the identification of a novel source of  primary human cells that secrete a factor capable of  inhibiting tumor cell growth. Co culture of tumor cell lines with these human cells results in inhibition of proliferation of the tumor cells and ultimate death. Further media conditioned by the primary human cells also inhibits proliferation of the tumor cells lines and death of the cells. The technology consists of methods for isolation and propagation of the primary human cells, gene profiles obtained from the cells identifying candidate micro RNAs and growth factor genes, and methods for generating media conditioned by these cells for isolation of the inhibitory factor(s).

This technology offers the potential to identify molecules that can kill tumor cells and further provides insight into the potential use of cells for delivery of these inhibitory factors in vivio.

2.